PURCHASE AGREEMENT


     THIS AGREEMENT is made as of the 22nd day of December, 1994, between ARI NETWORK SERVICES, INC. (the "COMPANY"), a corporation organized under the laws of the State of Wisconsin, with its principal place of offices at 330 East Kilbourn Avenue, Milwaukee, Wisconsin 53202, and the purchaser whose name and address are set forth on the signature page hereof (the "PURCHASER").

     IN CONSIDERATION of the mutual covenants contained in this Agreement, the Company and the Purchaser agree as follows:

     Section 1. AUTHORIZATION OF SALE OF THE SECURITIES. Subject to the terms and conditions of this Agreement, the Company has authorized the sale of 250,000 shares of the Common Stock, par value $.001 per share (the "Shares"), and a warrant to purchase up to 125,000 shares of Common Stock (the "Warrant") in the form attached as Exhibit 1 hereto, of the Company.

     Section 2. AGREEMENT TO SELL AND PURCHASE THE SECURITIES. At the Closing (as defined in Section 3), the Company will sell to the Purchaser, and the Purchaser will buy from the Company, upon the terms and conditions hereinafter set forth, the Securities at the purchase price shown below:

          SECURITIES TO BE PURCHASED    AGGREGATE PRICE

          250,000 Shares                $1,000,000
          Warrant for 125,000 Shares

     The Warrant entitles the holder thereof to purchase up to 125,000 shares of the Company's Common Stock at an exercise price of $4.00 per share. The shares of Common Stock to be acquired upon exercise of the Warrant are referred to herein as the "Warrant Shares." The Shares, the Warrant and the Warrant Shares are collectively referred to herein as the "Securities." The Securities are part of an offering of 500,000 Shares and Warrants to purchase 250,000 Shares (the "Private Offering").

     Section 3. DELIVERY OF THE SHARES AND WARRANT AT THE CLOSING. The completion of the purchase and sale of the Shares and the Warrant (the "Closing") shall occur at 11:00 a.m. (Central Daylight
Time) on December 27, 1994 (the "Closing Date"), at the offices of Godfrey & Kahn, 780 North Water Street, Milwaukee, Wisconsin 53202, or at such other time and place as the Company and Purchaser may agree. At the Closing, the Company shall deliver to the Purchaser one or more stock certificates and a warrant registered in the name of the Purchaser, and Purchaser shall pay for the Shares and the Warrant in cash or by wire transfer. The Company's obligation to complete the purchase and sale of the Shares and the Warrant and deliver such stock certificates and Warrant to the Purchaser at the Closing shall be subject to the following conditions, any one or more of which may be waived by the Company: (a) receipt by the Company of immediately available funds in the full amount of the purchase price for the Shares and the Warrant being purchased hereunder; and (b) the accuracy of the representations and warranties made by the Purchaser and the fulfillment of those undertakings of the Purchaser to be fulfilled prior to the Closing; and (c) approval by the NASDAQ Stock Market of the listing of the Shares. The Purchaser's obligation to accept delivery of such stock certificates and Warrant and to pay for the Securities evidenced thereby shall be subject to the following conditions:
(a) the accuracy of the representations and warranties made by the Company herein and the fulfillment in all material respects of those undertakings of the Company to be fulfilled prior to Closing; and (b) approval by the NASDAQ Stock Market of the listing of the Shares.

     Section 4.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE
COMPANY. The Company hereby represents and warrants to, and covenants with, the Purchaser as follows:

     4.1 ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin, has all requisite corporate power and authority to conduct its business as currently conducted and is duly qualified in each jurisdiction in which the failure to be so qualified would have a material effect on its business or properties.

     4.2 DUE EXECUTION, DELIVERY AND PERFORMANCE OF THE AGREEMENTS. The Company's execution, delivery and performance of the Agreements and the transactions contemplated thereby (a) have been duly authorized under Wisconsin law by all requisite corporate action by the Company, and (b) will not violate any law or the Amended and Restated Articles of Incorporation or By-laws of the Company or any provision of any material indenture, mortgage, agreement, contract or other material instrument to which the Company or any subsidiary is a party or by which the Company or any subsidiary or any of their respective properties or assets is bound as of the date hereof, or result in a breach of or constitute (upon notice or lapse of time or both) a default under any such indenture, mortgage, agreement, contract or other material instrument or result in the creation or imposition of any lien, security interest, mortgage, pledge, charge or other encumbrance, of any material nature whatsoever, upon any properties or assets of the Company or any subsidiary. Upon its execution and delivery, and assuming the valid execution hereof by the Purchaser, this Agreement will constitute a valid and binding obligation of the Company, enforceable in accordance with its terms.

     4.3 ISSUANCE, SALE AND DELIVERY OF THE SHARES; RESERVATION OF WARRANT SHARES. When issued and paid for, the Shares to be sold hereunder by the Company will be validly issued and outstanding, fully paid and non-assessable (other than as provided in Section 180.0622(2)(b) of the Wisconsin Statutes and case law interpreting such statute). The Company has reserved sufficient shares of Common Stock for issuance upon exercise of the Warrant.

     4.4 ADDITIONAL INFORMATION. The Company represents and warrants that the information contained in the documents listed below, which the Company has furnished to the Purchaser, or will furnish prior to Closing, is or will be true and correct in all material respects as of their respective final dates, and that no such document omits or will omit to make any statement required to make the statements therein not misleading, as of such dates; provided, however, that the Company makes no representation or warranty with respect to the accuracy of projections and/or forecasts included therein:

          (a)  the Company's 1994 Annual Report to Shareholders;

          (b) the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1994 (without exhibits);

          (c) the Company's Quarterly Reports on Form 10-Q for the three-month period ended October 31, 1994;

          (d)  Notice of Annual Meeting of Shareholders and Proxy
               Statement for its Annual Meeting of Shareholders held December 2, 1994; and

          (e) all other documents, if any, filed by the Company with the Securities and Exchange Commission since
               July 31, 1994 pursuant to the reporting
               requirements of the Securities Exchange Act of 1934, as amended.

     4.5 NO MATERIAL CHANGE. As of the date hereof, other than continuing operating losses not materially inconsistent with past operating results, and other than as disclosed in the Company's public documents referred to in Section 4.4 above, or otherwise disclosed to Purchaser, there has been no material adverse change in the financial condition or results of operations of the Company since October 31, 1994.

     Section 5.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE
PURCHASER.

     5.1 INVESTMENT REPRESENTATIONS. The Purchaser represents and warrants to, and covenants with, the Company that: (1) the Purchaser, taking into account the personnel and resources it can practically bring to bear on the purchaser of the Securities contemplated hereby, is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in shares presenting an investment decision like that involved in the purchaser of the Securities, including investments in securities issued by the Company, and has requested, received, reviewed and considered all information it deems relevant in making an informed decision to purchase the Securities, (ii) the Purchaser is acquiring the Securities in the ordinary course of its business and for its own account for investment only and with no present intention of distributing any of such Securities or any arrangement or understanding with any other persons regarding the distribution of such Securities; (iii) the Purchaser will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of any of the Securities except in compliance with the Securities Act, the rules and regulations promulgated thereunder and the terms and conditions hereof; (iv) the Purchaser has, in connection with its decision to purchase the Securities, relied solely upon the documents referenced in Section
4.4 hereof and the representations and warranties of the Company contained herein; and (v) the Purchaser is an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

     5.2 DUE EXECUTION, DELIVERY AND PERFORMANCE OF THE AGREEMENTS. The Purchaser further represents and warrants to, and covenants with, the Company that (i) the Purchaser has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and (ii) upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of the Purchaser enforceable in accordance with its terms, except as enforceability may be limited to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     Section 6. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. Notwithstanding any investigation made by any party to this Agreement, all covenants, agreements, representations and warranties made by the Company and the Purchaser herein and in the certificates for the Shares and the Warrant delivered pursuant hereto shall survive the execution of this Agreement, the delivery to the Purchaser of the Shares and the Warrant being purchased and the payment therefor.

     Section 7. COORDINATION WITH PRIOR AGREEMENT. In accordance with Section 7.1(a) of the Purchase Agreement dated May 19, 1994 between Purchaser and the Company (the "Prior Agreement"), the Shares and the Warrant Shares shall be subject to the provisions of the Prior Agreement, including Sections 5.1(b) and 7 thereof, and references in the Prior Agreement to the "Shares" shall be deemed to include the Shares and the Warrant Shares subject to this Agreement. The Shares and the Warrant Shares shall bear the legend set forth in Section 7.8 of the Prior Agreement. Purchaser hereby waives compliance with Section 4.9 of the Prior Agreement with respect to the Private Offering.

     Section 8. BROKER'S FEE. Each of the parties hereto hereby represents that, on the basis of any actions and agreements by it, there are no other brokers or finders entitled to compensation in connection with the sale of the Securities to the Purchaser.

     Section 9. NOTICES. All notices, requests, consents or other communications hereunder shall be in writing, shall be mailed by first-class registered or certified airmail, or nationally recognized overnight express courier postage prepaid, and shall be deemed given when so mailed and shall be delivered as follows:

          (a)  if to the company, to:

                    ARI Network Services, Inc.
                    330 East Kilbourn Avenue
                    Milwaukee, Wisconsin  53202
                    Attention:  Mark L. Koczela

               with a copy so mailed to:

                    Godfrey & Kahn
                    780 North Water Street
                    Milwaukee, Wisconsin  53202
                    Attention:  Larry D. Lieberman

               or to such other person at such other place as the Company shall designate to the Purchaser in writing; and

          (b) if to the Purchaser, at its address as set forth at the end of the Agreement, or at such other address or addresses as may have been furnished to the Company in writing.

     Section 10. CHANGES. This Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and the Purchaser.

     Section 11. HEADINGS. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

     Section 12. SEVERABILITY. In cash any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     Section 13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin without regard to the choice of law provisions thereof, except to the extent the federal law of the United States of America applies.

     Section 14. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

PURCHASER

VULCAN VENTURES INCORPORATED       ARI NETWORK SERVICES, INC.


   /s/William Savoy                     /s/Don Knudsen
By:----------------------          By:  ---------------------------
     William Savoy,                     Don Knudsen, President and
     Vice President                     CEO

110 110th Avenue N.E., Suite 550
Bellevue, Washington  98005
Attention:  William Savoy